Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of Arcturus Therapeutics Holdings Inc. for the registration of 2,400,000 shares of its common stock and to the incorporation by reference therein of our reports dated May 14, 2018, with respect to the consolidated financial statements of Arcturus Therapeutics Ltd. and its subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
December 12, 2019	A member of Ernst & Young global